Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260126

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED OCTOBER 22, 2021)

TMC THE METALS COMPANY INC.

Up to 264,438,297 Common Shares
Up to 9,500,000 Warrants

This prospectus supplement no. 5 (this “Supplement”) supplements the prospectus dated October 22, 2021 (the “Prospectus”) relating to the issuance by us of up to an aggregate of 24,500,000 of our common shares, without par value (“Common Shares”), which consists of (i) up to 9,500,000 Common Shares that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Sustainable Opportunities Acquisition Corp. (“SOAC”), at an exercise price of $11.50 per Common Share, and (ii) up to 15,000,000 Common Shares that are issuable upon the exercise of 15,000,000 warrants issued in connection with the initial public offering of SOAC (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

The Prospectus and this Supplement also relate to the resale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 9,500,000 Private Placement Warrants, (ii) 9,500,000 Common Shares that may be issued upon exercise of the Private Placement Warrants, (iii) 11,578,620 Common Shares that may be issued upon exercise of the Allseas Warrant (as defined in the Prospectus), (iv) 6,759,000 Common Shares held by SOAC’s sponsor, Sustainable Opportunities Holdings LLC (the “Sponsor”), SOAC’s former directors and certain of their transferees (collectively, the “Founder Shares”), (v) 11,030,000 Common Shares issued in the PIPE Financing (as defined in the Prospectus), (vi) 131,178,480 Common Shares issued to certain shareholders of DeepGreen (as defined in the Prospectus) pursuant to the Business Combination Agreement (as defined in the Prospectus), (vii) 77,277,244 Common Shares issuable to certain shareholders of DeepGreen upon the conversion of DeepGreen Earnout Shares (as defined in the Prospectus) pursuant to the Business Combination Agreement, (viii) 1,241,000 Common Shares issuable to the Sponsor and its transferees upon the conversion of Sponsor Earnout Shares (as defined in the Prospects) and (ix) 873,953 Common Shares issued to certain service providers to DeepGreen.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of Common Shares or Private Placement Warrants by the Selling Securityholders or of Common Shares by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants.

However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered certain of the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

This Supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K which was filed with the Securities and Exchange Commission on March 17, 2022.

You should read this Supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This Supplement is qualified by reference to the Prospectus except to the extent that the information in this Supplement supersedes the information contained in the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Common Shares and Public Warrants are listed on Nasdaq under the symbols “TMC” and “TMCWW,” respectively. On March 16, 2022, the closing price of our Common Shares was $2.91 and the closing price for our Public Warrants was $0.60.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 17, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2022

TMC THE METALS COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation)	001-39281 (Commission File Number)	Not Applicable (IRS Employer Identification No.)
595 Howe Street, 10th Floor Vancouver, British Columbia (Address of principal executive offices)		V6C 2T5 (Zip Code)

Registrant’s telephone number, including area code: (604) 631-3115

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
TMC Common Shares without par value	TMC	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one TMC Common Share, each at an exercise price of $11.50 per share	TMCWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 14, 2022, TMC the metals company Inc. (the “Company”) entered into a non-binding memorandum of understanding (the “Memorandum of Understanding”) with Epsilon Carbon Pvt, LTD. (“Epsilon”). Epsilon expressed its intent in the Memorandum of Understanding to prepare a pre-feasibility report for the potential construction and operation of a plant in India to process polymetallic nodules from the seafloor and to potentially finance, permit, construct and operate the plant. The Memorandum of Understanding contemplates, among other things, the successful completion of the pre-feasibility report and the Company and Epsilon to execute a binding Heads of Terms satisfactory to each, which is expected to form the basis of the subsequent definitive agreement(s), to move forward with the potential permitting, construction, operation and supply of the proposed plant. There can be no assurance that the Company will enter into such Heads of Terms or subsequent definitive agreement(s) in a particular time period, or at all, or on terms similar to those set forth in the Memorandum of Understanding, or that if such Heads of Terms or definitive agreement(s) are entered into by the Company that the proposed plant will be financed, permitted, constructed, operated or supplied in a particular time period, or at all, or successfully.

Under a binding provision of the Memorandum of Understanding, each of the Company and Epsilon have agreed not to enter into any binding agreements with any other third party for the construction and operation of a processing plant for polymetallic nodules through the earlier of the Company and Epsilon entering into the Heads of Terms contemplated by the Memorandum of Understanding and March 31, 2023.

Forward Looking Statements

Certain statements made in this Current Report on Form 8-K are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the Company’s ability to enter into the Heads of Terms and any subsequent definitive agreement(s) with Epsilon to construct, operate and supply the potential processing plant in India on terms and conditionals substantially similar to those set forth in the Memorandum of Understanding; the successful completion of the pre-feasibility report; the Company’s ability to obtain exploitation contracts for its areas in the Clarion Clipperton Zone (“CCZ”); the Company and Epsilon’s ability to secure binding offtake arrangements for the proposed plant’s production on acceptable terms and in sufficient quantities; regulatory uncertainties and the impact of government regulation and political instability on the Company’s resource activities; changes to any of the laws, rules, regulations or policies to which the Company is subject; the impact of extensive and costly environmental requirements on the Company’s operations; environmental liabilities; the impact of polymetallic nodule collection on biodiversity in the CCZ and recovery rates of impacted ecosystems; the Company’s ability to develop minerals in sufficient grade or quantities to justify commercial operations; the lack of development of seafloor polymetallic nodule deposit; uncertainty in the estimates for mineral resource calculations from certain contract areas and for the grade and quality of polymetallic nodule deposits; risks associated with natural hazards; uncertainty with respect to the specialized treatment and processing of polymetallic nodules that the Company may recover; risks associated with collective, development and processing operations, including the successful permitting, completion and operation of the proposed plant in India; fluctuations in transportation costs; testing and manufacturing of equipment; risks associated with the Company’s limited operating history; the impact of the COVID-19 pandemic; risks associated with the Company’s intellectual property; and other risks and uncertainties, including those under Item 1A “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed by the Company with the Securities and Exchange Commission (“SEC”) on November 15, 2021, and in the Company’s other future filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

10.1†	Non-Binding Memorandum of Understanding, dated March 14, 2022, by and between TMC the metals company Inc. and Epsilon Carbon Pvt. LTD.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission, certain portions of this exhibit have been redacted. TMC the metals company Inc. hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, an unredacted copy of this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMC THE METALS COMPANY INC.

Date: March 17, 2022	By:	/s/ Gerard Barron
	Name:	Gerard Barron
	Title:	Chief Executive Officer